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Edison International Appoints New Leaders at Subsidiaries

ROSEMEAD, Calif., Dec. 9, 2010 – Edison International (NYSE:EIX) announced today the appointment of new leaders at its two principal subsidiaries, Southern California Edison (SCE) and Edison Mission Group (EMG). Ronald L. Litzinger, who has led EMG since 2008, will become president of SCE. Pedro J. Pizarro, executive vice president of SCE, will become president of EMG, succeeding Litzinger. Both Litzinger and Pizarro will be chief executives at their respective companies.  The appointments take effect Jan. 1, 2011.

"Edison International places an emphasis on developing leadership talent," said Theodore F. Craver, Jr., Edison International chairman and CEO. "Ron Litzinger and Pedro Pizarro have proven their capabilities in a wide range of assignments.  They will address future opportunities and challenges with effectiveness, energy and enthusiasm," Craver said.

The appointments were made in light of the forthcoming retirements of SCE’s long-time leaders, Alan J. Fohrer, 60, and John R. Fielder, 65.  "Southern California Edison has been led in recent years by two of the country's most respected utility executives, and we are grateful to them for all they have done for our company over their many years of dedicated service," said Craver.

Litzinger to Lead SCE

Litzinger, 51, has been with Edison International since 1987. He has held a wide range of executive positions, including vice president of Strategic Planning at Edison International, senior vice president of worldwide operations at EMG, and senior vice president of SCE’s Transmission and Distribution Business Unit before assuming EMG's leadership in 2008. Litzinger is a graduate of the University of Washington and holds a master’s degree in management from the University of Redlands. He is married with two children.

“From operations to planning and from our regulated to our competitive businesses, Ron has been a key and respected leader of our enterprise,” added Craver.  “We look forward to his leading SCE’s continuing success in the future.”

Pizarro to Lead EMG

Pizarro, 45, came to Edison International in 1999 from McKinsey & Company. After starting as director of Strategic Planning at Edison International, and becoming vice president of Technology Business Development in 2000, he has risen quickly at SCE, having gone from vice president of Strategy and Business Development in 2001, to vice president of Power Procurement in 2004, senior vice president of Power Procurement in 2005, and executive vice president of Power Operations in 2008. Pizarro is a graduate of Harvard University and has a Ph.D. in chemistry from Caltech, where he is currently a member of the board of trustees. He is married with two children.

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“Pedro’s commercial and utility experience, as well as the broad business perspective he acquired during his successful consulting career before joining Edison International, have enabled him to consistently provide us with innovative solutions to complex business issues,” said Craver.  “I believe he will continue to do that for our competitive business as we both address its challenges and seek growth opportunities.”

Fohrer and Fielder Retire

Al Fohrer and John Fielder have each had long, distinguished careers in a number of positions at Edison International. Fohrer has been with Edison International for more than 37 years, having held a variety of offices, including chief financial officer at Edison International and chief executive at EMG, before assuming the top position at SCE in 2002. Fielder has spent more than 40 years at SCE, rising through SCE’s technology and systems organization to senior vice president of Regulatory Policy and Affairs before assuming the president's role in 2005.

"Al and John have been invaluable members of our senior leadership team, and they are leaving behind strong legacies and foundations for the company's future leadership," Craver added.  “I look forward to our continuing to build on what they have accomplished.”

About Edison International
Edison International (NYSE:EIX), through its subsidiaries, is a generator and distributor of electric power and an investor in infrastructure and energy assets, including renewable energy. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison, one of the nation’s largest electric utilities, and Edison Mission Group, a competitive power generation business and parent company to Edison Mission Energy and Edison Capital.